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                     January 12, 2023

       Rick Iler
       Principal Executive Officer
       Global System Dynamics, Inc.
       815 Walker Street
       Suite 1155
       Houston, TX 77002

                                                        Re: Global System
Dynamics, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 30,
2022
                                                            File No. 001-40707

       Dear Rick Iler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Scott Doney, Esq.